Exhibit 5.1
[Letterhead of Morgan, Lewis & Bockius LLP]
June 28, 2011
Claire’s Stores, Inc.
2400 West Central Road
Hoffman Estates, Illinois 60192
Re:    Claire’s Stores, Inc., Registration Statement on Form S-4
Ladies and Gentlemen:
We have acted as counsel to Claire’s Stores, Inc., a Florida corporation (the “Company”), the guarantors listed on Schedule I hereto (the “Covered Guarantors”) and another guarantor, Claire’s Boutiques, Inc., a Colorado corporation (“Claire’s Boutiques” and, together with the Covered Guarantors, the “Guarantors”), in connection with the filing of the referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”). The Registration Statement relates to (i) the proposed offer by the Company to exchange (the “Exchange Offer”) up to $450,000,000 aggregate principal amount of the Company’s 8.875% Senior Secured Second Lien Notes due 2019 (the “Old Notes”) for a like principal amount of the Company’s 8.875% Senior Secured Second Lien Notes due 2019 (the “Exchange Notes”) that will be registered under the Securities Act and (ii) the guarantees (the “Guarantees”) of the Guarantors to be issued with respect to the Exchange Notes pursuant to the Indenture referred to below.
The Old Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of March 4, 2011, by and between Claire’s Escrow Corporation and The Bank of New York Mellon Trust Company, N.A., as trustee and collateral agent (the “Trustee”), and supplemented by a Supplemental Indenture thereto, dated as of March 4, 2011, by and among the Company, the Guarantors and the Trustee (together, the “Indenture”). The terms of the Guarantees are contained in the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Indenture.
In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Indenture, which has been filed as an exhibit to the Registration Statement, the Registration Statement and the prospectus included therein (the “Prospectus”), the resolutions of the Board of Directors of the Company and the Covered Guarantors and such other documents and records as we have deemed necessary. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.
We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Claire’s Stores, Inc.
June 28, 2011

We have also assumed for purposes of our opinion that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture is a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
Insofar as the opinion expressed in paragraph number 2 below relates to or is dependent upon matters governed by the laws of the State of Colorado, we have relied, with their consent, solely upon the opinion dated on or about the date hereof of Hutchinson Black and Cook, LLC, special counsel to Claire’s Boutiques, which is being filed as Exhibit 5.2 to the Registration Statement.
Based upon the foregoing, we are of the opinion that:
     1. When the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture upon the completion of the Exchange Offer, the Exchange Notes will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms.
     2. When the Exchange Notes have been duly executed, authenticated, issued and delivered against receipt of the Old Notes in accordance with the provisions of the Indenture upon the completion of the Exchange Offer, such Exchange Notes shall be entitled to the benefits of the Guarantees, which will constitute legal, valid and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
The opinions expressed above are subject to the following limitations and qualifications:
     A. The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing.
     B. Under applicable law, guarantors may be entitled to certain rights or protections which as a matter of statutory or common law may not be waived or altered. We express no opinion herein as to the enforceability of any provision of the Guarantees which purport to waive or alter such rights or protections, except to the extent permitted by law.
     C. The opinions expressed herein are limited to the laws of the State of New York, the Florida Business Corporation Act, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction.
We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the SEC thereunder.
Very truly yours,
/s/ Morgan, Lewis & Bockius LLP

SCHEDULE I
Covered Guarantors
1.	BMS Distributing Corp., a Delaware corporation

2.	CBI Distributing Corp., a Delaware corporation

3.	Claire’s Canada Corp., a Delaware corporation

4.	Claire’s Puerto Rico Corp., a Delaware corporation

5.	CSI Canada LLC, a Delaware limited liability company